Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

QUNAR CAYMAN ISLANDS LIMITED

(adopted by a special resolution passed on July 12, 2011 and effective on July 20, 2011)

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

QUNAR CAYMAN ISLANDS LIMITED

(adopted by a special resolution passed on July 12, 2011 and effective on July 20, 2011)

1.	NAME

The name of the company is Qunar Cayman Islands Limited.

2.	REGISTERED OFFICE

The Registered Office of the Company is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104 Cayman Islands, or such other place within the Cayman Islands as the Company from time to time may determine by a resolution of directors.

3.	REGISTERED OFFICE PROVIDER

The Registered Office Provider of the Company is Maples Corporate Services Limited or such other qualified person in the Cayman Islands as the Company from time to time may determine by a resolution of directors.

4.	GENERAL OBJECTS AND POWERS

The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the Cayman Islands.

The Company shall have all such powers as are permitted by law for the time being in force in the Cayman Islands which are necessary or conducive to the conduct, promotion or attainment of the object of the Company.

5.	SHARE CAPITAL

5.1	Currency

Shares in the Company shall be issued in the currency of the United States of America.

5.2	Authorised Capital

The Authorised Share Capital of the Company is US$800,000 divided into 800,000,000 Ordinary Shares of US$0.001 par value each.

5.3	Classes of Shares

Subject to the Companies Law (2010 Revision), the Articles of Association of the Company and any agreement binding on the Company, the shares shall be divided into such number of classes and series as the Directors shall by resolution from time to time determine.

5.4	Rights, Qualifications of Shares

Subject to the Companies Law (2010 Revision), the Articles of Association of the Company and any agreement binding on the Company, the Directors shall by resolution have the power to issue any class or series of shares that the Company is authorized to issue in its capital, original or increased, with or subject to any designations, powers, preferences, rights, qualifications, limitations and restrictions.

5.5	Registered Shares

The Company may only issue shares in registered form. The issuance of bearer shares by the Company is not permitted.

5.6	Transfer of Shares

Subject to the Articles of Association of the Company and any agreement binding on the Company, registered shares in the Company may be transferred subject to the prior approval of the Company as evidenced by a resolution of directors.

5.8	Definitions

The meanings of words in this Memorandum of Association are as defined in the Articles of Association of the Company.

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

QUNAR CAYMAN ISLANDS LIMITED

(adopted by a special resolution passed on July 12, 2011 and effective on July 20, 2011)

1.	In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

“Act”	The Companies Law (2010 Revision) of the Cayman Islands, as such Act may be amended from time to time.

“Adverse Person”	That term as defined in the Transfer of Shares Agreement entered into among the Company and the parties named therein on or about June 24, 2011.

“affiliate”	That term as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended; provided that for purposes of these Articles, Baidu shall be deemed not to be an affiliate of the Company.

“Articles”	These Articles of Association, as from time to time amended.

“associate”	That term as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended; provided that for purposes of these Articles, Baidu shall be deemed not to be an associate of the Company.

“Auditor”	The person for the time being appointed and acting as auditor of the Company.

“Baidu”	Baidu Holdings Limited and all of its affiliates and associates.

“Board of Directors”	The board of directors of the Company.

“business day”	A day other than a Saturday or Sunday on which commercial banks are open for normal business in Hong Kong and Beijing.

Words	Meanings

“capital”	The sum of the aggregate par value of all issued and outstanding shares of the Company.

“Company”	Qunar Cayman Islands Limited.

“dollars,” “US$” and “cents”	The lawful currency for the time being and from time to time of the United States of America.

“Domestic Entity”	Means each of Domestic TopCo and Domestic Sub.

“Domestic Sub”	Means Beijing Jiaxin Haoyuan Information Technology Co., Ltd. (Chinese Characters), a limited liability company organized and existing under the laws of the PRC and a whollyowned subsidiary of Domestic TopCo.

“Domestic TopCo”	Means Beijing Qu Na Information Technology Co., Ltd. (Chinese Characters), a limited liability company organized and existing under the laws of the PRC.

“Electronic Record”	Has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	Means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Exit Event”	The closing of the first to occur of (i) a Qualified IPO and (ii) the redemption of all then outstanding Ordinary Shares (other than those held by the 80% Shareholder or its affiliates or associates) pursuant to Article 126.

“Extraordinary Dividend”	Has the meaning attributed to it under the Transaction Framework Agreement.

“Fully-Diluted”	At any time means, with respect to the Ordinary Shares, all outstanding Ordinary Shares and all Ordinary Shares issuable in respect of securities convertible into or exchangeable for Ordinary Shares (including any preference shares), all share appreciation rights, options, warrants and other rights to purchase or subscribe for Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, or rights to be issued with Ordinary Shares, including any unallocated portion of any Ordinary Shares at that time reserved for issuance pursuant to any option plan or restricted share plan in existence at that time.

Words	Meanings

“Group”	The Company and each of its direct and indirect subsidiaries and affiliates including but not limited to the WFOE, HK Entity and the Domestic Entities, and “Group Company” means any of them.

“HK Entity”	Queen’s Road Investment Management Limited, a limited liability company legally organized and existing under the laws of the Special Administrative Region of Hong Kong.

“lndemnifiable Losses”	Has the same meaning as in the Transaction Framework Agreement.

“member” or “shareholder”	A person who is registered as a holder of shares in the register of members of the Company.

“Memorandum”	The Memorandum of Association of the Company, as from time to time amended.

“Ordinary Share”	An Ordinary Share of a par value of US$0.001 in the capital of the Company and having the rights provided for in these Articles.

“Person”	An individual, a company, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.

“PRC”	People’s Republic of China but solely for purposes of these Articles excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Qualified IPO”	The consummation of the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering pursuant to a registration statement which results in aggregate cash proceeds to the Company in excess of US$50,000,000 (before deduction of underwriting discounts, commissions and expenses).

“recapitalization”	Means a change to the capitalization of the Company resulting from a stock split, combination, reclassification or similar transaction.

“Redemption Price”	US$1.45533 per Ordinary Share (as adjusted for any Recapitalization) minus the Redemption Price Adjustment Amount and subject to any adjustment with respect to Unresolved Losses pursuant to Article 125 or 126.

Words	Meanings

“Redemption Price Reduction Amount”	An amount determined pursuant to Section 7.03(c) of the Transaction Framework Agreement.

“related person transaction”	A transaction, agreement or understanding between any Group Company, on the one hand, and any related person, on the other hand, where related person means (i) an officer or director of any Group Company, (ii) an equity holder (other than a Group Company) that owns equity securities, or securities exercisable, convertible and/or exchangeable for or into equity securities, representing more than one percent (1%) of the outstanding equity of any Group Company or (iii) any spouse or immediate family member of any person specified in clause (i) or (ii).

“resolution of directors”

A resolution approved at a duly constituted meeting of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

A resolution consented to in writing by such number of the directors as required to approve the matters covered by such resolution in accordance with these Articles.

“resolution of members”

A resolution approved at a duly constituted meeting of members of the Company by the affirmative vote of:

(i)     a simple majority of the votes of the shares which were present at the meeting and were voted and not abstained; or

(ii)    a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained; or

(iii)  a resolution consented to in writing by all of the votes of shares entitled to vote thereon.

“Seal”	The common seal of the Company, if any.

“Secretary”	The person appointed to perform any or all of the duties of the secretary of the Company and includes and deputy or assistant secretary and any person appointed by the directors to perform any of the duties of the Secretary.

Words	Meanings

“share” or “shares”	Means a share or shares in the Company, including, without limitation, the Ordinary Shares.

“80% Shareholder”	Means a Shareholder that (together with its affiliates and associates) owns 80% of the then outstanding shares.

“75% Shareholder Approval”	With respect to any matter as to which the approval, consent or waiver of the Shareholders is sought, the approval, consent or waiver, as applicable, of holders of 75% of the then outstanding shares voting together.

“Shareholders Agreements”	The Amended and Restated Investors’ Rights Agreement, the Transfer of Shares Agreement and the Amended and Restated Voting Agreement in respect of the Company, each to be entered into among the Company and the parties named therein on or about July 15, 2011, in substantially the form attached as exhibits to the Transaction Framework Agreement.

“Special Resolution”	“Special Resolution” has the same meaning as in the Act, and includes a unanimous written resolution.

“Transaction Documents”	Means that term as defined in the Transaction Framework Agreement.

“Transaction Framework Agreement”	The Transaction Framework Agreement entered into among Baidu, the Company and the other parties named therein on or about June 24, 2011.

“Transferee”	A transferee of all or any interest in any shares.

“Unresolved Losses”	Means any amount of Losses (as defined in the Transaction Framework Agreement) set forth in any Notice of Claim (as defined in the Transaction Framework Agreement) which shall not have been resolved pursuant to the Transaction Framework Agreement as of the time of any Redemption Closing.

“US GAAP”	Generally accepted accounting principles in the United States applied on a consistent basis.

“US GAAS”	Generally accepted auditing standards in the United States.

“WFOE”	Beijing Qunar Software Technology Co., Ltd. (Chinese Charters ), a wholly-foreign owned enterprise organized and existing under the PRC, a wholly owned subsidiary of the Company

“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of representing or reproducing words in a visible form, including telecopier, telex, telegram, cable, facsimile or an Electronic Record.

Save as aforesaid any words or expressions defined in the Act shall bear the same meaning as these Articles.

Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall, where the context admits, include the others.

A reference to money in these Articles is unless otherwise stated a reference to the currency in which shares of the Company shall be issued according to the provisions of the Memorandum.

Sections 8 and 19(3) of the Electronic Transactions Law shall not apply to these Articles.

REGISTERED SHARES

2.	The Company shall not be required to issue certificates in respect of its shares to a member unless a certificate is requested by the member. A certificate shall be signed by a director or officer of the Company under the Seal of the Company specifying the share or shares held by him and the signature of the director or officer and the Seal may be a facsimile.

3.	Any member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of directors.

4.	If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES, AUTHORISED CAPITAL AND CAPITAL

5.	[RESERVED]

6.	Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

7.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors. Where the consideration for the issue of shares is a promissory note or other written binding obligation to contribute money or property and the member to whom the shares have been issued fails to make payment or contribute as aforesaid then the following provisions shall apply:

(a)	the directors shall serve upon the defaulting members a written notice specifying a date for payment;

(b)	the written notice shall name a further date, not earlier than the expiration of fourteen days from the date of service of the notice, on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made, will be liable to be forfeited;

(c)	where a notice complying with the foregoing provisions has been issued and served, and the requirements thereof have not been complied with, the directors may, at any time before tender of payment, by resolution of directors, forfeit and cancel the shares to which the notice relates; and

(d)	upon such cancellation the Company shall be under no obligation to refund any moneys to that member and that member shall be under no further obligation to the Company.

8.	Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes share premium of the Company.

9.	A share issued by the Company upon conversion of, or in exchange for, another share or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share or security.

10.	The Company shall not issue any share to any person which is not previously party to the Shareholders Agreements prior to the execution by such person of the prescribed form of deed of adherence in accordance with each Shareholders Agreement.

11.	The Company may not issue fractions of a share.

12.	The Company may not repurchase, redeem or otherwise acquire its own shares except (i) pursuant to an exercise of the Company’s contractual right of first refusal or contractual repurchase right, (ii) in connection with the exercise of Conversion Rights (as defined below) or (iii) as otherwise specifically set forth in these Articles.

13	Subject to Article 29(g), shares that the Company repurchases, redeems or otherwise acquires in accordance with these Articles and the Act shall form part of the authorized and unissued capital of the Company and shall be available for re-issue.

14.	The Company is authorised to redeem or repurchase shares out of any source of funds permitted to be used for such purpose by the Act, including by way of payment out of capital.

15.	No notice of a trust, whether expressed, implied or constructive, shall be entered in the share register.

16.	[RESERVED]

DIVIDENDS

17.	Subject to the approval by the members in accordance with these Articles and to the rights of any series of preferred shares in the Company which may from time to time come into existence, any dividends shall be distributed among the holders of Ordinary Shares pro rata based on the number of Ordinary Shares then held by each holder. This Article 17 shall not apply to declaration and payment of the Extraordinary Dividend pursuant to Section 2.01(c) of the Transaction Framework Agreement.

18.	Subject to the approval by the members in accordance with these Articles, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

19.	The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

20.	No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business.

21.	Notice of any dividend that may have been declared shall be given to each member in the manner hereinafter mentioned and all dividends unclaimed for three years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

22.	No dividend shall bear interest as against the Company.

23.	[RESERVED]

24.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

LIQUIDATION RIGHTS

25.	Upon any liquidation, winding up or dissolution of the Company, the assets and funds of the Company shall be distributed (subject to any prior ranking creditors’ claims) among the holders of the outstanding Ordinary Shares pro rata based on the number of shares of Ordinary Shares held by each such holder.

TRANSFER OF SHARES

26.	Subject to the provisions of these Articles and the Shareholders Agreements, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor (and, if the directors so require, signed by the transferee) and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

27.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the share register.

28.	Subject to the prior approval of the directors to the transfer and, if the transferee is not previously party to the Shareholders Agreements, the execution by such transferee of the prescribed form of deed of adherence in accordance with each Shareholders Agreement, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the share register the name and address of the transferee of the share save that the registration of transfers may be suspended and the share register closed at such times and for such periods as the Company may from time to time by resolution of directors determine provided always that such registration shall not be suspended and the share register closed for more than thirty days in any period of twelve months.

29.	[RESERVED]

30.	[RESERVED]

TRANSMISSION OF SHARES

31.	The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following two Articles.

32.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such. In the event the Company does not have any directors and all the members of the Company are dead, incompetent or bankrupt, then notwithstanding Article 31 the Secretary of the Company shall be entitled to determine the evidence of death, incompetence or bankruptcy of the member which is reasonably required and shall be entitled to record such a transfer on the register of members of the Company without the approval of the directors.

33.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

34.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORISED CAPITAL/AMENDMENT OF MEMORANDUM AND ARTICLES

35.	The Company may by a resolution of members:

(a)	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without par value; and

(d)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

36.	All new shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

37.	Subject to the provisions of the Act and the provisions of these Articles as regards the matters to be dealt with by resolution of members, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital and any capital redemption reserve fund.

38.	[RESERVED]

39.	[RESERVED]

MEETINGS AND CONSENTS OF MEMBERS

40.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

41.	Upon the written request of members holding ten percent (10%) or more of the issued and outstanding voting shares in the Company, the directors shall convene a meeting of members.

42.	The directors shall give not less than 7 days notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote.

43.	A meeting of members held in contravention of the requirement in Article 42 is valid if members holding all of the shares entitled to vote on the matters to be considered at the meeting waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

44.	A member may be represented at a meeting of members by a proxy (who need not be a member) who may speak and vote on behalf of the member.

45.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

46.	An instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy:

(Name of Company)

We, ,              being a member of the above Company with          shares, HEREBY APPOINT              of              or failing him              of              to be my/our proxy to vote for me/us at the meeting of members to be held on the      day of              and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this      day of

Member

47.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

48.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

49.	A meeting of members is duly constituted if, at the commencement and throughout the meeting, there is a quorum present. The quorum for any meeting of the members shall be not less than one or more members holding 50% or more of the votes of the Ordinary Shares present in person or by proxy; provided, however, that, if any member or group of members has the right to approve any matter pursuant to any Shareholder Agreement, that member or holders of a majority of the Ordinary Shares held by such group of members shall be present in person or by proxy to constitute a quorum; provided, further, that, for any matter requiring 75% Shareholder Approval, members holding 75% or more of the votes of the Ordinary Shares shall be present in person or by proxy to constitute a quorum.

50.	If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

51.	If within 30 minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the sixth business day after the first meeting at the same time and place, and if at the first adjourned meeting there are present within 30 minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for the meeting in person or by proxy not less than one or more members holding 50% or more of the votes of the Ordinary Shares, then a quorum shall be deemed to be present; provided, however, that, for any matter requiring 75% Shareholder Approval, members holding 75% or more of the votes of the Ordinary Shares shall be present in person or by proxy at the first adjourned meeting; provided, further, that, if within 30 minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for such first adjourned meeting to consider any matter requiring 75% Shareholder Approval a quorum is not present, the meeting shall stand adjourned to the first business day after such first adjourned meeting at the same time and place, and if at the second adjourned meeting there are present within 30 minutes (or such longer time as the chairman of the meeting may determine) from the time appointed for the meeting in person or by proxy not less than one or more members holding 50% or more of the votes of the Ordinary Shares, then a quorum shall be deemed to be present.

52.	At every meeting of members, the chairman of the Board of Directors shall preside as chairman of the meeting. If there is no chairman of the Board of Directors or if the chairman of the Board of Directors is not present at the meeting, the members present shall choose some one of their number to be the chairman. If the members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed form of proxy at the meeting shall preside as chairman.

53.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

54.	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, a poll is demanded pursuant to these Articles. Subject to any rights or restrictions attached to any shares, on a show of hands and on a poll at every member shall have one vote for every share of which he is the holder. At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

55.	Any person other than an individual shall be regarded as one member and subject to Article 56 the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

56.	Any person other than an individual which is a member of the Company may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

57.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

58.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

59.	Subject to matters requiring the special consent or approval of the members pursuant to these Articles, any matter on which members act shall require a resolution of members.

MATTERS REQUIRING SPECIAL CONSENT OF SHAREHOLDERS

60.	[RESERVED]

61.	[RESERVED]

62.	Subject to the Act and these Articles the following matters of the Company and/or any other Group Company with respect to which the Company exercises any control through equity ownership, contractual agreements or otherwise, shall require 75% Shareholder Approval:

(a)	effect an initial public offering of any securities of the Company or any other Group Company that is not a Qualified IPO;

(b)	except as expressly required or permitted by the Transaction Documents, authorize or issue, or obligate the Company to issue, any equity security of the Company, including any security convertible into or exercisable for any equity security of the Company, having a preference over or pari passu with the Ordinary Shares with respect to voting, dividends, redemption, conversion, liquidation or other rights;

(c)	enter into or conduct any consolidation, amalgamation, merger, any other corporate reorganization or change of control, or enter into any transaction in which all or substantially of the assets or business are sold or transferred, or any investment or disposition of with respect to any Group Company or its assets (other than in the ordinary course of business);

(d)	create any encumbrance over the whole or any part of the capital, property or assets other than in accordance with an approved business plan and budget of the current fiscal year;

(e)	agree to take any of the actions set forth in the foregoing clauses (a) through (d).

63.	In furtherance of the foregoing, the Company will not (either directly or indirectly), without the appropriate vote of the shareholders under the Act and these Articles, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Article 62 and in the taking of all such action as may be necessary or appropriate in order to protect the voting rights of the holders of Ordinary Shares set forth herein against impairment.

64.	[RESERVED]

65.	If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIRECTORS

66.	The first director or directors of the Company shall be elected by the subscriber to the Memorandum and the first director or directors may at its or their first meeting of directors elect any number of additional directors as it or they may determine up to the maximum number set by Article 67. Thereafter, the directors shall be elected by the members for such term as the members determine.

67.	The Company shall have no less than six (6) directors and no more than nine (9) directors.

68.	[RESERVED]

69.	[RESERVED]

70.	Each director shall hold office for the term, if any, fixed by resolution of members or until his earlier death, resignation or removal. A member entitled to appoint or remove a director pursuant to these Articles shall effect such appointment or removal by written notice to the Company with a copy to the other members.

71.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice. Notwithstanding anything contained in these Articles, if a director is also the Company’s chief executive officer and retires, resigns or is terminated as the Company’s chief executive officer, but has not resigned as a director, then the remaining directors shall have the right, without further action by the shareholders of the Company, to remove such individual from the Board of Directors and to elect a replacement in accordance with the Act and these Articles.

72.	The directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

73.	A director shall not require a share qualification, and may only be an individual.

74.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effective as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held. Any Director (or his alternate) may consent to a resolution by email or otherwise by Electronic Record, in which case such resolution shall be deemed to have been validly signed by such Director for the purposes of this Article.

75.	[RESERVED]

MATTERS REQUIRING SPECIAL BOARD APPROVAL

76.	[RESERVED]

77.	In addition to such other limitations as may be provided in the Memorandum and these Articles, the prior written consent of or approval by at least five directors shall be required for the following actions with respect to the Company and/or any other Group Company, as the case may be:

(a)	appoint or remove the chief executive officer, chief operating officer, chief financial officer or other senior member of management of the Company or settle or alter the terms of employment contract or salaries or bonuses or other incentives of the top four most highly paid employees of the Company and/or any Group and any member of the Company’s founding team;

(b)	approve an annual business plan of the Group, including an annual budget and capital expenditure plan (such plan being referred to as an “Annual Plan” and such plan, as so approved, being referred to as an “Approved Annual Plan”);

(c)	except as set forth in an Approved Annual Plan, borrow any money, obtain any financial facilities, incur absolute or contingent indebtedness or assume or guarantee any liability of any person other than a wholly owned subsidiary, in each case, in excess of US$100,000 during the year covered by such Approved Annual Plan, or on a cumulative basis, in excess of US$200,000 during the year covered by such Approved Annual Plan, except pursuant to trade facilities obtained form banks or other financial institutions in the ordinary course of business;

(d)	enter into, modify or terminate any related person transaction; provided, however, that the forgoing restriction shall not apply to any transactions between Baidu or any other Shareholder, on the one hand, and any Group Company, on the other hand, set forth in or expressly contemplated by the Transaction Documents;

(e)	enter into or amend the terms of any real property lease agreement with annual rental commitment in excess of US$100,000;

(f)	during the year covered by any Approved Annual Plan, (i) incur any capital expenditures on any items specified in an Approved Annual in aggregate in excess of US$200,000 of the budgeted amounts for such items in such plan or for a single item specified in such Approved Annual Plan in excess of US$100,000 of the budgeted amount for such in such plan, or (ii) incur any capital expenditures on any item not budgeted for in such Annual Approved Plan in excess of US$100,000;

(g)	grant any share options, share appreciation rights, warrants and other rights to purchase or subscribe for shares or securities convertible into or exchangeable for shares of the Company to any individual or entity that provides for the purchase of more than one percent (1%) of the shares outstanding at the time of grant, calculated on a Fully-Diluted basis;

(h)	enter into any material contract or arrangement with any Adverse Person;

(i)	effect any material change to an Approved Annual Plan or line of business of any Group Company; or

(j)	or agree to take any of the actions set forth in the foregoing clauses (a) through (i).

POWERS OF DIRECTORS

78.	The business and affairs of the Company shall be managed by the directors by way of resolution of directors. The directors may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

79.	The Board of Directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Without limiting the foregoing, the Board of Directors shall, by a resolution of the directors, appoint the Company’s chief executive officer, chief operating officer and chief financial officer.

80.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to fixing the emoluments of directors.

81.	The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of the directors, the continuing directors or director may act only for the purpose of summoning a meeting of members.

82.	Subject to the provisions of the Shareholders Agreements, all cheques, promissory notes, draft, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

PROCEEDINGS OF DIRECTORS

83.	The directors of the Company may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable, but not less than once every calendar quarter. Any director or the Secretary of the Company may call a meeting of directors.

84.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

85.	A director shall be given notice of meetings of directors, no less than 48 hours prior to such meeting, specifying the business to be transacted thereat, but a meeting of directors held without such 48-hour’s notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting.

86.	The quorum necessary for the transaction of business at a meeting of the Board of Directors shall be not less than five directors.

87.	If within 30 minutes (or such longer time as the chairman of the Board of Directors may determine) from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the sixth business day after the first meeting at the same time and place, and if at the adjourned meeting there are present within 30 minutes (or such longer time as the chairman of the Board of Directors may determine) from the time appointed for the meeting in person or by proxy not less than three directors, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

88.	At every meeting of the directors the chairman of the Board of Directors shall preside as chairman of the meeting. If there is not a chairman of the Board of Directors or if the chairman of the Board of Directors is not present at the meeting the vice chairman of the Board of Directors shall preside. If there is no vice chairman of the Board of Directors or if the vice chairman of the Board of Directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting. The chairman shall not have a casting vote.

89.	Subject to matters requiring special approval of the Board of Directors pursuant to these Articles, any matter on which the Board of Directors acts shall require a resolution of directors.

90.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, committees of directors, committees of offices and committees of members;

(c)	such accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company; and

(d)	a share register in which there shall be recorded the name and address of each member, the number of shares held by each member and the par value thereof, the date upon which the holder became a member and the date upon which the holder ceased to be a member and otherwise as required by the Act.

91.	The books, records, minutes and share register shall be kept at the registered office of the Company or at such other place as the directors determine.

OFFICERS

92.	Subject to these Articles, the Company may by resolution of directors appoint the officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a chairman of the Board of Directors, a vice chairman of the Board of Directors, a president and one or more vice presidents, a chief executive officer, a chief operating officer, a chief financial officer, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

93.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board of Directors to preside at meetings of directors and members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law and the treasurer or chief financial officer to be responsible for the financial affairs of the Company.

94.	The emoluments of all officers shall be fixed by resolution of directors.

95.	The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

96.	No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

97.	A director who has a direct or indirect interest in any related person transaction to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted but shall abstain from voting on such matter. Each director nominated for appointment by a shareholder or majority in interest of any group of shareholders has a direct or indirect interest on any matter involving the assertion or exercise of rights of the Company against such shareholder or group of shareholders, or the assertion or enforcement of obligations of the Company by such shareholder or group of shareholders against the Company, under any Transaction Document.

INDEMNIFICATION

98.	Subject to Article 99 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

99.	Article 98 only applies to a person referred to in that Article if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

100.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

101.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

102.	If a person referred to in Article 98 has been successful in defence of any proceedings referred to in that Article the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

103.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Article 98.

SEAL

104.	The directors shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the registered office. The Seal when affixed to any written instrument shall be witnessed by any two directors, by a director and the Secretary, by the sole director (in the event the Company has only one director) or by any person or persons so authorised from time to time by resolution of directors. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

ACCOUNTS

105.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the directors think fit.

106.	The Company shall maintain 31 December as its financial year end and shall maintain its books and records and prepare its financial statements in accordance with US GAAP. The financial statements shall be audited by the Auditors in accordance with US GAAS.

107.	No later than 45 days before the commencement of each financial year, the chief executive officer and the chief financial officer shall produce drafts of the Annual Plan.

Each Annual Plan shall be presented to the Board and/or the Shareholders for approval in accordance with Article 60 and Article 77.

108.	During the course of any financial year, the chief executive officer and the chief financial officer may from time to time request that changes be made to the approved budget. Any such request shall be subject to the approval of the Board of Directors and/or the approval of the members in accordance with Article 60 and Article 77.

109.	[RESERVED]

110.	[RESERVED]

111.	[RESERVED]

AUDIT

112.	The Auditors shall be appointed by a resolution of members.

113.	The remuneration of the auditors of the Company shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.

114.	The profit and loss account and balance sheet of the Company and the audited consolidated financial statements in respect of the Group shall be audited by the Auditors of the Company in accordance with US GAAS. The Auditors shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company and (in respect of the consolidated financial statements) the Group at the end of that period; and

(b)	all the information and explanations required by the Auditors have been obtained;

(c)	any other information to be provided under US GAAS.

115.	The report of the Auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

116.	Every Auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the Auditors.

117.	The Auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

118.	A notice may be given by the Company to any member either by delivering it to such member in person or by sending it to such member’s address in the share register or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by mail, courier service, cable, telex, telecopier or facsimile.

119.	Any notice required to be given to a member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the share register and notice so given shall be sufficient notice to all the holders of such shares.

120.	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

VOLUNTARY WINDING UP AND DISSOLUTION

121.	The Company may voluntarily commence to wind up and dissolve by a Special Resolution of the members.

FUNDAMENTAL CHANGES

122.	Subject to the approval by the members in accordance with Article 62, the Company may by a Special Resolution continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

123.	Notwithstanding of the Act, subject to Article 62, the directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by a resolution of members.

124.	[RESERVED]

REDEMPTION RIGHTS

125.	Subject to the provisions of the Act and these Articles, each Ordinary Share shall be redeemable at the option of the holder thereof, as provided herein:

(a)	Holder Redemption Request. At any time beginning on the closing of the Baidu Investment, any holder of such Ordinary Share may request in writing to the Company (the “Holder Redemption Request”) that the Company redeem all of the Ordinary Shares held by such holder and its affiliates and associates.

(b)	Redemption Procedure. The closing of the redemption of Ordinary Shares (the “Redemption Closing”) pursuant to any Holder Redemption Request shall take place within ninety (90) days after the date such Holder Redemption Request is received by the Company at the offices of the Company, or at such earlier date or other place as such holder and the Company may mutually agree in writing. At such Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem from such holder all Ordinary Shares held by such holder and its affiliates and associates by paying in cash therefor the Redemption Price per each Ordinary Share so redeemed, against surrender by such holder at the Company’s principal office of all certificate representing such Ordinary Shares; provided that, if at the time of such Redemption Closing there are any Unresolved Losses any portion of which would be indemnifiable by such holder pursuant to the Transaction Framework Agreement if such Unresolved Losses were deemed to be Indemnifiable Losses, the Redemption Price shall be subject to adjustment and payable as follows: the Company shall pay to such holder (x) at the Redemption Closing, an amount equal to the difference of Redemption Price, minus an amount (as calculated as of any Redemption Closing pursuant to this Article 125 or Article 126, the “Unresolved Loss Reserve”) equal to the quotient of the aggregate amount of all such Unresolved Losses at such time divided by the aggregate number of Ordinary Shares (calculated on a Fully-Diluted basis) held by all of the Consenting Holders (as defined in the Transaction Framework Agreement) which would be required to indemnify such Unresolved Losses deemed to be Indemnifiable Losses pursuant to the Transaction Framework Agreement at such time (the amount of such difference, “Initial Redemption Price”) and (y) upon the final resolution of such Unresolved Losses, an amount equal to the difference (to the extent a positive number) of the Unresolved Loss Reserve, minus the quotient of the aggregate amount the amount of Indemnifiable Losses (if any) which shall have been paid (in cash or set-off) to the Indemnified Parties (as defined in the Transaction Framework Agreement) upon the resolution of such Unresolved Losses pursuant to the Transaction Framework Agreement divided by the same number of Ordinary Shares by which the Unresolved Losses was divided to calculate the Unresolved Loss Reserve (as calculated with respect to the payment of any Redemption Price pursuant to this Article 125 or Article 126, the “Redemption Price Holdback Amount”). From and after such Redemption Closing, other than the right to receive the Redemption Price for such Ordinary Share from the Company (including any Redemption Price Holdback Amount), all rights of such holder and its affiliates and associates with respect to such Ordinary Share will cease, and such Ordinary Share will be cancelled.

(c)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 125 is due are insufficient to pay in full all redemption payment to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available (i) shall be used to the extent permitted by applicable law to pay the redemption payment due on such date and (ii) if more a redemption payment is due to more than one such holder on such Redemption Date, such redemption payment shall be paid ratably to each such holder in proportion to the full amount to which each such holder would otherwise be respectively entitled receive on such Redemption Date. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Ordinary Shares which are set forth in these Articles, or are otherwise available under law, the balance of any Ordinary Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

126.	Subject to the provisions of the Act and these Articles, any 80% Shareholder may cause the Company to redeem all of the Ordinary Shares not owned by such 80% Shareholder (or its affiliates or associates), as provided herein:

(a)	80% Shareholder Redemption Request. All the Ordinary Shares then outstanding that are not owned of record by an 80% Shareholder (or its affiliates or associates) shall be redeemed by the Company at the request in writing of any 80% Shareholder (the “80% Shareholder Redemption Request”) that the Company redeem all, but not less than all of such Ordinary Shares.

(b)	Redemption Notice. Following receipt of the 80% Shareholder Redemption Request, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each holder of record of an Ordinary Share (other than 80% Shareholder or its affiliates or associates), at the address last shown on the records of the Company for such holder(s). Such notice shall (i) indicate that 80% Shareholder has elected to cause the redemption of all of the Ordinary Shares (other than Ordinary Shares held of record by 80% Shareholder or its affiliates or associates) pursuant to the provisions of this Article 126, (ii) specify the redemption date and (iii) direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date.

(c)	Redemption Procedure. The Redemption Closing pursuant to the Redemption Notice shall take place within ninety (90) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of the Ordinary Shares to be redeemed at such Redemption Closing, the Company and 80% Shareholder may mutually agree in writing. At such Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem each Ordinary Share to be redeemed pursuant to the Redemption Notice by paying in cash therefore the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such Ordinary Share; provided that, if at the time of such Redemption Closing there are any Unresolved Losses any portion of which would be indemnifiable by such holder pursuant to the Transaction Framework Agreement if such Unresolved Losses were deemed to be Indemnifiable Losses, the Redemption Price shall be subject to adjustment and payable as follows: the Company shall pay to such holder (x) at the Redemption Closing, an amount equal to the Initial Redemption Price and (y) upon the final resolution of such Unresolved Losses, an amount equal to the Redemption Price Holdback Amount. From and after such Redemption Closing, other than the right to receive the Redemption Price for such Ordinary Share from the Company (including any Redemption Price Holdback Amount), all rights of such holder and its affiliates and associates with respect to such Ordinary Share will cease, and such Ordinary Share will be cancelled.

(d)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 126 is due are insufficient to pay in full all redemption payments to be paid at such Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available (i) shall be used to the extent permitted by applicable law to pay the redemption payments due on such date and (ii) if a redemption payment is due to more than one such holder on such Redemption Date, such redemption payment shall be paid ratably to each such holder in proportion to the full amount to which each such holder would otherwise be respectively entitled receive on such Redemption Date. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Ordinary Shares which are set forth in these Articles, or are otherwise available under law, the balance of any Ordinary Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

EXIT EVENTS

127.	The following Articles shall be of no further force and effect upon the occurrence of an Exit Event: 62, 77, 86, 125 and 126.

CERTIFIED TO BE A TRUE AND CORRECT COPY
By:	/s/ Melanie E. Rivers-Woods
Melanie E. Rivers-Woods
Assistant Registrar

Date:	July 22, 2011